UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 30, 2015

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of Principal Executive Offices) (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2015, the Board of Directors of Blue Earth, Inc. (the “Company”) granted to each of the non-management directors, including Laird Cagan, Alan Krusi, Michael Allman, James Kelly and Governor William Richardson 300,000 restricted shares of common stock.  The shares will be held in escrow and released in 100,000 share increments when vested on January 1, 2017, January 1, 2018 and January 1, 2019 (August 26th in the case of Mr. Krusi), provided each person is then employed by the Company or its subsidiaries.  The Board also authorized the issuance to each of the five directors an aggregate of 150,000 shares each (200,000 shares in the case of Mr. Krusi) which had been approved by the Company’s shareholders at the July 17, 2015 Annual Meeting of Stockholders.  These shares will also be held in escrow and released when vested as to 50,000 shares on January 1, 2016 (August 26th for Mr. Krusi) and 100,000 shares on January 1, 2017 (August 26th for Mr. Krusi).

On November 30, 2015, the Board also authorized the acceleration of the issuance, but not the vesting of, 500,000 restricted stock units (“RSUs”) to G. Robert Powell, Chief Executive Officer of the Company.  The RSUs had been awarded under Mr. Powell’s Employment Agreement dated August 17, 2015.  The restricted shares of common stock will be held in escrow and will vest proportionately during a four (4) year period as per the terms of Mr. Powell’s Employment Agreement.

All of the above described issuances of restricted common stock were made under the Company’s 2009 Equity Incentive Plan and were in compliance with Nasdaq listing requirements.  They were made to enable the directors to receive their pro rata shares of EnSite common stock to be distributed in January 2016 pursuant to the Company’s December 1, 2015 Record Date.

Item 9.01

Financial Statements and Exhibits

(a)  EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2015	BLUE EARTH, INC.

By: /s/ G. Robert Powell
Name: G. Robert Powell
Title: Chief Executive Officer

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